Exhibit 99.1

                 Arrow Electronics Promotes Mike Long
      to President of Components Businesses in North America and
                             Asia/Pacific

    MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 25, 2006--Arrow Electronics, Inc. (NYSE:ARW) today announced that Michael J. Long has been promoted to President of North America and Asia/Pacific Components. Reporting to Mr. Long will be the Presidents of both the company's North American and Asia/Pacific components businesses. Mr. Long, with 25 years of experience in electronic components and computer products distribution, has served as President of the company's North American Computer Products division and, most recently, as the President of the company's North American businesses. "Mike has done an outstanding job in increasing market share, driving improvement in processes, and making our computer products business the recognized leader in the markets it serves," said William E. Mitchell, President and Chief Executive Officer of Arrow Electronics, Inc., "and this new expanded role will help ensure our success in these two important businesses."
    The company also announced that Harriet Green, President of Arrow Asia/Pacific, has resigned to join Premier Farnell PLC as Chief Executive Officer. "Harriet has played an important role in Arrow's success during her 12 years with Arrow," said Mr. Mitchell. "We wish her continued success in all that she does in the future."

    Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 200 locations in 53 countries and territories.



    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns, 631-847-1657
             Vice President & Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications